Zoom Technologies Reports Q4 2007 Results

Boston, MA, February 13, 2008 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems and other communication products, today reported net sales of $3.8 million for its fourth quarter ended December 31, 2007, down 23% from $4.9 million for the fourth quarter of 2006.

Zoom reported an operating loss before building sale of $0.9 million for Q4 2007, an improvement compared to an operating loss before building sale of $1.0 million for Q4 2006. Zoom reported a net loss of $0.8 million or $0.09 per diluted share for Q4 2007 compared to net income of $5.1 million or $0.54 per diluted share for Q4 2006. Zoom’s Q4 2006 net income benefited from a $4.8 million operating gain from the sale of its headquarters building and other income of $1.2 million, a portion of Zoom’s gain from the sale of Intermute.

Gross profit was $0.8 million or 22.3% of net sales in Q4 2007 compared to $1.2 million or 23.7% of net sales in Q4 2006. The decrease in gross profit was primarily due to lower sales, which also increased the gross margin impact of fixed costs for personnel and facilities.

Operating expenses were $1.8 million or 46.8% of net sales in Q4 2007 compared to $2.1 million or 43.0% of net sales in Q4 2006. Actions to reduce headcount and overhead expenses combined with reductions in variable selling expenses resulted in decreases in Selling, G&A and R&D expenses.

Zoom’s cash balance on December 31, 2007 was $3.6 million, down from $3.7 million on September 30, 2007. This change was primarily due to Zoom’s Q4 2007 $0.8 million net loss and $0.5 million reduction in current liabilities, substantially offset by a $1.6 million reduction in accounts receivable. Zoom’s current ratio was 3.8 on December 31, 2007, and Zoom’s working capital was $7.8 million. Shareholder equity on December 31, 2007 was $9.12 million, or $0.98 per share. Zoom has no long-term debt.

“Sales declines from Q4 2006 to Q4 2007 were due to weak sales in several countries outside the US, including the UK and Turkey,” said Frank Manning, Zoom’s President and CEO. “A major contributor to weak UK sales was excess inventory at one of our largest customers, and we believe that customer’s product sell-through should resolve this problem by March 2008. Looking at full-year 2007, we see that annual sales were up slightly after many years of a decline driven by the decline in what was once our strongest product category, dial-up modems. In 2007 broadband modem sales generated 58% of our revenues. Zoom’s broadband sales rose 31% in 2007 over 2006, despite the decline in DSL sales to Turkey of $1.3 million from 2006 to 2007. We have succeeded at placing broadband modems at key retailers in the US, the UK, and Spain, and at selling broadband modems to Internet service providers in the US and many other countries. However, we continue to suffer from the fact that the lion’s share of broadband modems are supplied by giant service providers like AT&T and Verizon. We hope that the “bring your own phone” theme from Verizon Wireless, Google, and others will be a theme taken up by giant DSL service providers looking to reduce equipment and support costs, and to provide their customers with more and better equipment choices. Meanwhile Zoom is working on some truly innovative new products, winning new customers, and making investments to help diversify our business such as the recently announced investment in RedMoon.”

Zoom has scheduled a conference call for Wednesday, February 13th at 4:45 p.m. Eastern Time. You may access the conference call by dialing (800) 869-6581 for calls made within the United States and (785) 830-7984 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q4) and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0698, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to the Company’s strategy, inventory, future products and customers, and investments. Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Dec 31,	Dec 31,
	2007	2006

ASSETS

Current assets:

Cash	$3,648	$7,833
Accounts receivable, net	2,129	3,386
Inventories	4,452	4,512
Prepaid expenses and other	336	269

Total current assets	10,565	16,000

Property and equipment, net	172	249

Investment	1,179	—

Total assets	$11,916	$16,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$2,079	$2,640
Accrued expenses	415	562
Deferred gain on sale of real estate	341	367

Total current liabilities	2,835	3,569

Deferred gain on sale of real estate	-	358

Total liabilities	2,835	3,927

Stockholders’ equity:

Common stock and additional paid-in capital	31,601	31,369
Treasury stock	(7)	(7)
Accumulated other comprehensive income	587	557
Retained earnings (deficit)	(23,100)	(19,597)

Total stockholders’ equity	9,081	12,322

Total liabilities & stockholders’ equity	$11,916	$16,249

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06

Net sales	$3,801	$4,944	$18,477	$18,322
Cost of goods sold	2,954	3,772	14,747	15,720

Gross profit	847	1,172	3,730	2,602

Operating expenses:
Selling	807	1,067	3,558	3,631
General and administrative	561	610	2,423	2,847
Research and development	409	448	1,825	2,157
Total Operating Expenses	1,777	2,125	7,806	8,636

Operating profit (loss) before building sale	(930)	(953)	(4,076)	(6,034)

Gain on sale of real estate	96	4,752	383	4,752

Operating profit (loss)	(834)	3,799	(3,693)	(1,282)

Total Other income (expense), net	33	1,243	190	2,259

Income (loss) before income taxes	(801)	5,042	(3,503)	977

Income tax expense (benefit)	—	(53)	—	(53)

Net income (loss)	$(801)	$5,095	$(3,503)	$1,030

Earnings (loss) per share:

Basic earnings (loss) per share	$(0.09)	$0.55	$(0.37)	$0.11

Diluted earnings (loss) per share	$(0.09)	$0.54	$(0.37)	$0.11

Weighted average number of shares outstanding:

Basic	9,347	9,347	9,347	9,347

Diluted	9,347	9,357	9,347	9,349